Exhibit 2.1

Description of Share Capital of CAAS Cayman

The following description of the material terms of CAAS Cayman’s shares includes a summary of specified provisions of the amended and restated memorandum and articles of association of CAAS Cayman. This description is qualified by reference to the amended and restated memorandum and articles of association of CAAS Cayman (the “Amended CAAS Cayman Articles”), which were filed with the Registration Statement and Prospectus and are incorporated by reference into this report. You are encouraged to read the relevant provisions of Cayman Islands law as they relate to the following summary.

Ordinary Shares

General

All of CAAS Cayman’s issued and outstanding ordinary shares will be issued credited as fully paid and non-assessable. CAAS Cayman’s ordinary shares are issued in registered form, and are issued when registered in CAAS Cayman’s register of members. CAAS Cayman’s shareholders who are non-residents of the Cayman Islands may freely hold and transfer their ordinary shares.

Dividends

The holders of CAAS Cayman’s ordinary shares are entitled to such dividends as may be declared by CAAS Cayman’s board of directors, subject to the Companies Act and the Amended CAAS Cayman Articles, as amended and restated from time to time. In addition, CAAS Cayman’s shareholders may declare dividends by ordinary resolution, but no dividend shall exceed the amount recommended by CAAS Cayman’s board of directors. Under Cayman Islands law, dividends may be declared and paid only out of funds legally available therefor, namely out of either profit or share premium account, provided that in no circumstances may CAAS Cayman pay a dividend if this would result in CAAS Cayman being unable to pay its debts as they fall due in the ordinary course of business.

Register of Members

Under Cayman Islands law, CAAS Cayman must keep a register of members and there shall be entered therein:

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the names and addresses of the members, and a statement of the shares held by each member, and which statement shall confirm (i) the amount paid or agreed to be considered as paid, on the shares of each member, (ii) the number and category of shares held by each member, and (iii) whether each relevant category of shares held by a member carries voting rights under the Amended CAAS Cayman Articles, and if so, whether such voting rights are conditional;

•	the date on which the name of any person was entered on the register as a member; and
•	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of CAAS Cayman is prima facie evidence of the matters set out therein (i.e., the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members shall be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the closing of this Redomicile Merger, the register of members shall be immediately updated to reflect the issue of ordinary shares by CAAS Cayman to the Company’s stockholders. Once CAAS Cayman’s register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the ordinary shares set against their name in the register of members.

Voting Rights

Each holder of ordinary shares is entitled to one vote for each share registered in his name on the register of members on all matters upon which the ordinary shares are entitled to vote on a poll. Voting at any meeting of shareholders is by way of a poll and not on a show of hands. A poll shall be taken in such manner as the chairperson of the meeting directs, and the result of the poll shall be deemed to be the resolution of the meeting.

A quorum required for a general meeting of shareholders consists of one or more shareholders who together hold shares which carry in aggregate not less than one-third of the total voting rights of all the paid up voting share capital of CAAS Cayman entitled to vote at general meetings, present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative, or by means of such communication facilities as may be permitted by CAAS Cayman. Although not required by the Companies Act or the Amended CAAS Cayman Articles, CAAS Cayman expects to hold shareholders’ meetings from time to time and such meetings may be convened by CAAS Cayman’s board of directors on its own initiative or upon a request to the directors by shareholders holding in aggregate not less than one-third of all votes attaching to CAAS Cayman’s issued shares that carry the right to vote at general meetings. A general meeting may also be called by the chairperson of the board of directors of CAAS Cayman. Advance notice of at least seven calendar days is required for the convening of CAAS Cayman’s annual general meeting and other shareholders meetings.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes which are cast by those shareholders entitled to vote who are present at such general meeting, while a special resolution requires the affirmative vote of not less than two-thirds of the votes which are cast by those shareholders entitled to vote who are present at such general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of CAAS Cayman, as permitted by the Companies Act and the Amended CAAS Cayman Articles. A special resolution will be required for important matters such as change of name or making changes to the Amended CAAS Cayman Articles.

Transfer of Ordinary Shares

Subject to the restrictions of the Amended CAAS Cayman Articles, as applicable, any of CAAS Cayman’s shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by CAAS Cayman’s board of directors.

CAAS Cayman’s board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which CAAS Cayman have a lien. CAAS Cayman’s directors may also decline to register any transfer of any ordinary share unless:

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the instrument of transfer is lodged with CAAS Cayman, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as CAAS Cayman’s board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of ordinary shares;
•	the instrument of transfer is properly stamped, if required;
•	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; or
•	a fee of such maximum sum as Nasdaq may determine to be payable, or such lesser sum as the CAAS Cayman’s board of directors may from time to time require, is paid to CAAS Cayman in respect thereof.

If CAAS Cayman’s directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal, including the relevant reason for such refusal. The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as CAAS Cayman’s board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended and the register shall not be closed for more than 30 days in any year.

Liquidation

On a winding up of CAAS Cayman, if the assets available for distribution among its shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus will be distributed among its shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to CAAS Cayman for unpaid calls or otherwise. If CAAS Cayman’s assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by its shareholders in proportion to the par value of the shares held by them.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

CAAS Cayman’s board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Ordinary Shares

CAAS Cayman may issue shares on terms that are subject to redemption, at CAAS Cayman’s option or at the option of the holders, on such terms and in such manner as may be determined before the issue of such shares, by CAAS Cayman’s board of directors or by an ordinary resolution of CAAS Cayman’s shareholders. CAAS Cayman may also repurchase any of its shares provided that the manner and terms of such purchase have been approved by its board of directors or by CAAS Cayman’s shareholders by ordinary resolution or are otherwise authorized by the Amended CAAS Cayman Articles. Under the Companies Act, the redemption or repurchase of any share may be paid out of CAAS Cayman’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if CAAS Cayman can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, CAAS Cayman may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares

Whenever the capital of CAAS Cayman is divided into different classes, the rights attached to any such class of shares may, subject to any rights or restrictions for the time being attached to any class, only be materially and adversely varied either with the written consent of the holders of at least two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be materially and adversely varied by, inter alia, the creation, allotment or issue of further shares ranking pari passu with or subsequent to them or the redemption or purchase of any shares of any class by CAAS Cayman. The rights of the holders of shares shall not be deemed to be materially and adversely varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

Inspection of Books and Records

Holders of CAAS Cayman’s ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of CAAS Cayman’s list of shareholders or its corporate records (save for the Amended CAAS Cayman Articles, special resolutions and the register of mortgages and charges). However, CAAS Cayman will provide its shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Changes in Capital

CAAS Cayman may from time to time by ordinary resolution:

•	increase its share capital by new shares of such amount as it thinks expedient;
•	consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares;
•	sub-divide its existing shares, or any of them into shares of a smaller amount that is fixed by the Amended CAAS Cayman Articles; and
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cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

Subject to the Companies Act and confirmation by the Grand Court of the Cayman Islands on an application by CAAS Cayman for an order confirming such reduction, CAAS Cayman may by special resolution reduce its share capital and any capital redemption reserve in any manner authorized by the Companies Act.

Issuance of Additional Shares

The Amended CAAS Cayman Articles authorizes CAAS Cayman’s board of directors to issue additional ordinary shares from time to time as its board of directors shall determine, to the extent of available authorized but unissued shares.

The Amended CAAS Cayman Articles authorizes CAAS Cayman’s board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;
•	the number of shares of the series;
•	the dividend rights, dividend rates, conversion rights, voting rights; and
•	the rights and terms of redemption and liquidation preferences.

CAAS Cayman’s board of directors may issue preferred shares without action by its shareholders to the extent authorized but unissued. In addition, the issuance of preferred shares may be used as an anti-takeover device without further action on the part of the shareholders. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Rights of Non-resident or Foreign Shareholders.

There are no limitations imposed by the Amended CAAS Cayman Articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on the shares. In addition, there are no provisions in the Amended CAAS Cayman Articles governing the ownership threshold above which shareholder ownership must be disclosed.

Exempted Company

CAAS Cayman is an exempted company duly incorporated with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company, the objects of which are to conduct business mainly outside of the Cayman Islands, may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for certain exemptions and privileges, including (a) an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies, (b) an exempted company is not required to open its register of members for inspection, (c) an exempted company does not have to hold an annual general meeting, (d) an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands, (e) an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 30 years in the first instance), (f) an exempted company may register as a limited duration company and (g) an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

The objects of CAAS Cayman are unrestricted and CAAS Cayman has the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.

Differences in Corporate Law

The rights of CAAS’ stockholders were governed by the Delaware General Corporation Law and CAAS’ certificate of incorporation and bylaws, in each case as amended. After the Redomicile Merger, the rights of shareholders of CAAS Cayman are governed by the Companies Act and Amended CAAS Cayman Articles. Please see the section entitled “Comparison of Rights Under Delaware and Cayman Islands Laws” in the Prospectus for a discussion of the material differences in shareholder rights resulting from the Redomicile Merger.